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                                                                   Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                               MEDIA METRIX, INC.


         MEDIA METRIX, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation (the "Board"), by the written consent of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the
Corporation:

                  "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Section (1) of Article V in its entirety and replacing therefor:

                           (1)      CLASSES AND NUMBER OF SHARES

                  The total number of shares of all classes of stock which the Corporation has authority to issue is sixty-five million (65,000,000) shares, consisting of sixty million (60,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and five million (5,000,000) shares of Preferred Stock, par value $.01 per share, which shall have such designations as may be authorized by the Board of Directors from time to time (the "Preferred Stock")."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, this _______ day of April, 1999.

                                               MEDIA METRIX, INC.


                                               By:_____________________________
                                                     Tod Johnson
                                                     Chief Executive Officer